                                                                    EXHIBIT 99.4


                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between Barbeques Galore Limited (the "Corporation") and _________________ ("Optionee") evidencing the stock option (the "Option") granted on __________, 199____ to Optionee under the terms of the Corporation's 1997 Share Option Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                    CORPORATE TRANSACTION/CHANGE IN CONTROL

          1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed by the successor entity (or its parent company), the Option shall not accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twelve (12) months following such Corporate Transaction, the Option (or any replacement grant), to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

          2. The Option shall not accelerate upon the occurrence of a Change in Control, and the Option shall, over Optionee's period of Service following such Change in Control, continue to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twelve (12) months following the Change in Control, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

          3. The Option as accelerated under Paragraphs 1 or 2 shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration
                      -------
of the one (1)-year period measured from the date of the Optionee's Involuntary Termination.

          4. For purposes of this Addendum the following definitions shall be in effect:

               (i) An INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

                   (A) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                   (B) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

               (ii) A CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

                    (A) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, or is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

                    (B) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

                                       2.

               (iii) MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

          5. The provisions of Paragraph 3 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within twelve (12) months after the Corporate Transaction or Change in Control and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

          IN WITNESS WHEREOF, Barbeques Galore Limited has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                              BARBEQUES GALORE LIMITED


                              By:
                                     ----------------------------------------

                              Title:
                                     ----------------------------------------



EFFECTIVE DATE:  _________________, 199__

                                       3.